Exhibit 99.2

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

PATTERSON COMPANIES BOARD AUTHORIZES NEW SHARE REPURCHASE PROGRAM

AND DECLARES QUARTERLY CASH DIVIDEND

St. Paul, Minn. – March 13, 2018 – The board of directors of Patterson Companies, Inc. (Nasdaq: PDCO) today authorized a new $500 million share repurchase program and declared a quarterly cash dividend of $0.26 per share.

“The new share repurchase plan and our quarterly dividend reflect the board’s continued confidence in Patterson’s future, bolstered by the strength of our end markets and our compelling value proposition,” said John D. Buck, chairman of the board of Patterson Companies. “We are committed to a balanced allocation of capital, which includes returning cash to our shareholders.”

The board of directors has approved an authorization to repurchase up to $500 million of Patterson Companies common stock through March 13, 2021, under the new plan. The new share repurchase program replaces the remaining authorization from Patterson’s previous plan, which was scheduled to expire on March 19, 2018. The timing and amount of any share repurchases under the new authorization will be determined by management based on market conditions and other considerations.

The board also declared a quarterly cash dividend of $0.26 per share. The dividend will be payable on April 27, 2018, to shareholders of record as of the close of business on April 13, 2018.

About Patterson Companies Inc.

Patterson Companies Inc. (Nasdaq: PDCO) is a value-added distributor serving the dental and animal health markets.

Dental Market

Patterson’s Dental segment provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Animal Health Market

Patterson’s Animal Health segment is a leading distributor of products, services and technologies to both the production and companion animal health markets in North America and the U.K.

CONTACT:	John M. Wright, Investor Relations
COMPANY:	Patterson Companies Inc.
TEL:	651.686.1364
EMAIL:	john.wright@pattersoncompanies.com
WEB:	pattersoncompanies.com
SOURCE:	Patterson Companies Inc.

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